PROSPECTUS

Filed pursuant to Rule 424(b) (3)

Registration No. 333-111657

1658 Cole Boulevard, Suite 130

Golden, Colorado 80401

(303) 235-9000

450,000 Shares

Common Stock

This is a public offering of 450,000 shares of our common stock by one of our shareholders. We will not receive any proceeds from the sale of these shares. The shares will be sold, if at all, at prevailing market prices for our common stock or at prices negotiated by the selling shareholders.

Of the shares offered, 300,000 shares will be issued to the selling shareholders only if it exercises warrants for the purchase of shares of our common stock at $2.50 per share. If the selling shareholder exercises its warrants, we will receive proceeds in the amount of the exercise price of the warrant being exercised, or up to $750,000 if all warrants are exercised. See “Selling Shareholder” on page 10.

Our common stock is quoted on the Nasdaq National Market under the symbol ACTT. On January 27, 2004, the last reported sale price of our common stock was $2.22 per share.

Investing in our common stock involves Risks. See “ Risk Factors” on page 3.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated January 28, 2004

PROSPECTUS SUMMARY

This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein.

ACT Teleconferencing, Inc. provides audio, video, data, and web-based conferencing services to businesses and organizations in North America, Europe, and Asia. Our conferencing services enable our clients to conduct remote meetings efficiently and cost effectively by linking multiple participants in geographically dispersed locations.

Currently, we have service delivery centers and sales offices in Australia, Canada, France, Germany, Hong Kong, Singapore, the Netherlands, the United Kingdom, and the United States. Our global presence and the growth in the conferencing services market have allowed us to build a client base ranging from small business enterprises to Fortune 500 companies. Our primary focus is on providing high value-added conferencing services and convenient automated conferencing services to organizations such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies.

Occasionally, we examine markets in new countries or evaluate potential acquisitions of conferencing assets currently owned and operated by other companies, and expect to continue to do so. We currently have no definitive plans to open offices in additional countries and have not entered into any definitive agreement with respect to any acquisition.

On December 17, 2003, we announced that Gene Warren was named President and Chief Executive Officer. Our founder, Gerald D. Van Eeckhout, who has served as Chairman and Chief Executive Officer since 1989, will continue as Chairman Emeritus. The Company has retained the services of Mr. Van Eeckhout through December 31, 2006 to provide for Mr. Van Eeckhout’s gradual retirement, facilitate the transition of management to Mr. Warren, and to handle business development and other matters as directed by the Board of Directors. Our Board appointed Mack V. Traynor III, a director since March 2003, to serve as non-executive Chairman of the Board.

On January 15, 2004 we closed on a private placement of our common stock with a private investment partnership. The investor purchased 2,100,000 shares of our common stock at a price of $1.05 per share, for total proceeds of $2.2 million. We intend to use the proceeds from the private placement to meet our working capital requirements to implement our business plan for 2004. We granted certain registration rights to the investor in connection with this transaction.

The Offering

Common Stock offered by selling shareholders	450,000 shares
Common Stock to be outstanding after the offering, based on shares outstanding on January 27, 2004	13,382,865 shares
Nasdaq National Market symbol	ACTT

The total of 13,382,865 shares of common stock to be outstanding after this offering is based on 13,082,865 shares outstanding on January 27, 2004 but excludes:

•	5,682,211 shares of common stock issuable upon the exercise of options and warrants outstanding as of January 27, 2004, which are not held by the selling shareholder, at a weighted average exercise price of $3.11 per share.

•	130,000 shares reserved for issuance under our 2002 Performance Incentive Plan.

This is a continuous offering and is not underwritten. We cannot predict when or if the selling shareholder will sell its shares or exercise warrants entitling it to purchase and possibly sell shares underlying the warrants. This offering assumes that the selling shareholder will exercise all warrants it holds for purchase of our common stock.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding whether to invest in our common stock.

We may fail to meet market expectations because of large fluctuations in our quarterly operating results.

As a result of increased competition, changes in the mix of automated versus attended audio conferences, competitive price pressure, and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. The primary factors that may cause fluctuations in our quarterly operating results include increased competition, continued pricing pressure, and ongoing market demand for conferencing services. Additionally, we expect our results to fluctuate based on seasonal sales patterns. The usage of our services declines during the northern hemisphere summer (especially in Europe in August) and around the Thanksgiving and December holidays. Our revenue during these seasons historically does not maintain the same pace as other periods of the year because of less use of our services by business customers. Quarterly variations in our operating results may make it difficult to project our future performance and could result in increased volatility in our stock price.

We may be adversely affected by downward price pressure in the teleconferencing industry.

The prices for our services are subject to rapid and frequent changes. In many cases, competitors provide their services at significantly reduced rates, for free, or on a trial basis in order to win customers. In addition, major telecommunications providers enjoy lower telephony costs as a result of their ownership of the underlying telecommunications network. As a result, these carriers can offer services similar to ours with certain volume discounts or substantially reduced prices. Price competition in the long distance market has had a negative impact on our ability to mark-up our wholesale prices on long distance transport. In response to these factors, we have reduced our pricing in certain circumstances and may be required to reduce prices further. Reductions in the prices we are able to charge may not be offset by increases in the volumes we handle, and accordingly may decrease our operating margins.

Increased use of automated teleconferencing services may result in a decrease in the average prices we charge our customers.

The trend toward increased use of teleconferencing has been accompanied by more demand for low priced automated conferencing. As the volumes of all types of teleconferences have grown, the percentage of conferences that are higher-priced, operator-attended conferences has declined, and we expect this trend to continue at least for the near term. Migration to automated services has the effect of decreasing our price per minute and therefore reduces our margins.

Our plans to operate and grow may be limited if we are unable to obtain sufficient financing.

Our growth into automated conferencing, web-conferencing services, video, and as an outsource provider for international calls has strained our financial resources. Nonetheless, we may need to be prepared to expand our business through further strategic acquisitions and new markets when we identify desirable opportunities. We may need additional equity and debt financing, collaborative arrangements with channel partners, or funds from other sources for these purposes. We may not be able to obtain such financing on acceptable terms, or at all. Recent debt financing has added interest expense that has further burdened our cost structure. Failure to obtain additional financing could weaken our operations or prevent us from achieving our expansion goals. Equity financings, as well as debt financing with accompanying warrants, can be dilutive to our shareholders and may make it difficult to sell additional equity at depressed prices, and certain debt financings may impose restrictive covenants on the way we operate our business.

We may not be able to fully comply with all applicable loan covenants.

We have relied on bank financing, preferred stock issuances, and debt transactions to provide needed capital while the equity markets have been depressed. These financings require compliance with certain covenants. If we are out of compliance to a material degree with any of these covenants, we may not be able to obtain waivers of non-compliance from our lenders or holders of our preferred stock. This could result in penalties ranging from the issuance of shares or warrants to these lenders or a default on our loans, which would allow certain lenders to accelerate the due date of our indebtedness to them. We may not have sufficient capital to repay any amounts of accelerated indebtedness. Our senior subordinated lenders granted waivers for non-compliance with certain covenants as of January 8, 2004, but we cannot guarantee that any of our lenders will waive any future failures to comply with applicable covenants.

We face operational and financial risks relating to our international operations.

International sales comprise a significant portion of our revenues, and we anticipate that this will continue. As a result of their distance from the United States, different time zones, culture, management and language differences, international operations pose greater risk than our domestic operations. For example:

•	These factors make it more challenging to manage and administer a globally-dispersed business.

•	Since certain international calls are billed in the currency of the country of origin, and in-country operating expenses are paid in local currency, currency fluctuations can affect our operating results.

•	Changes in taxes, duties, labor costs, and labor regulations could adversely affect our competitive pricing in some countries.

•	Economic or political instability in one or more of our international markets could adversely affect our operations in those markets.

Our major competitors in the telecommunications industry have greater capital resources and brand name recognition than we have, which makes it difficult for us to compete with them.

The telecommunications industry is highly competitive, and most of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we cannot compete with them in terms of advertising, marketing, sales, and deployment of capital. Certain of our competitors that have emphasized automated conferencing services have achieved operating efficiencies through volumes that we do not yet have. To compete successfully against other telecommunications and teleconferencing providers, we must maintain competitive pricing while at the same time offering significantly higher quality services. Pricing pressures may result in a reduction in our operating margins. Alternatively, if our service quality does not meet customer expectations, our customers may move away from us in favor of more established competitors. Either of these could hinder our ability to grow our revenues and to achieve our operating goals.

Our revenues may fluctuate because we draw significant revenues from major clients, who may transfer their business away from us.

For the nine months ended September 30, 2003, our two largest customers accounted for 8 and 7 percent of our revenues, and we expect revenues from our largest customer to grow rapidly over the near term. Due to concentration of our revenues, the loss of any one of our largest customers or one of our principal outsource channel partners would have a significant adverse effect on our conference volumes. The loss of several of our larger customers would also have an adverse effect on our volumes and this risk will increase if our largest customers increase their volumes of business with us faster than we increase volumes from other sources. Any such reduction in our volumes would have a material adverse effect on our revenues and results of operations.

Our agreements with customers generally do not contain minimum purchase commitments, and customers can easily switch to a competing provider or allocate their business among several vendors. Our customers may discontinue business with us in the future if our products and services become obsolete or technological advances allow our customers to satisfy their own teleconferencing needs. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers may also cause our customers to curtail or cease doing business with us. To the extent we lose customers due to any of these factors, our revenues will be adversely affected.

We have made only a limited entry into the web conferencing market.

We have recently entered the web or Internet based conferencing market. The annual market for Internet based conferencing services is growing rapidly. Although still small in relation to the audio conferencing market that we serve, our customers are increasingly demanding a full range of conferencing services and our web-based conferencing services are beginning to grow. However, if we do not fully develop this market, especially in web conferencing and Internet telephony, we may experience a slowdown in our overall conferencing revenue growth and our competitors may grow faster than we are able to grow. The expansion of our business into Internet-based service offerings, simultaneously with other growth needs, will place a strain on our current financial and staff resources. If we are not able to deploy the assets and personnel needed to fully support web-based services, we expect to miss out on significant growth opportunities.

If our Internet telephony conferencing services do not gain market acceptance or we are unable to finance this opportunity, our potential for growth in this market sector will be limited.

We estimate that over the next 3 years we will convert certain of our existing high volume multinational customers to an Internet telephony based conferencing service with the ability to handle higher volumes at lower prices. We cannot be certain that Internet telephony services will continue to gain worldwide corporate acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops slower than we expect, our future revenues from teleconferencing over the Internet will be limited. This could adversely affect the revenue growth rate that we currently expect to achieve. Our prospective Internet telephony solutions also will be affected by the availability of capital.

Other technological innovations could render our current services obsolete.

We expect technical innovations to stimulate new developments in teleconferencing services. Such technical innovations include the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, centralized office switching equipment, and Internet telephony services. Other technology-based competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the Internet, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic, which could cause us to lose customers and revenues.

We occasionally experience technical malfunctions and other hazards which adversely affect our operations and create costs.

We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business on a worldwide basis. Our systems, communications hardware, vendors’ services, and platform are vulnerable to damage or interruption from:

•	Natural disasters.

•	Power loss.

•	Telecommunication failures.

•	Loss of Internet access.

•	Physical and electronic break-ins.

•	Hardware defects.

•	Computer viruses.

•	Intentional acts of vandalism, terrorism, or similar events.

In previous years our business has been affected by occasional network failures with consequent poor service and loss of customer goodwill. We estimate that we usually have 6 to 10 major failures every year as a result of the factors listed above. Any increase in outages or failures due to these types of hazards would result in additional costs resulting from business interruption, and we could lose customers affected by these outages.

There are few regulatory barriers to entry into our current markets, and new competitors may enter at any time.

There are few regulatory barriers to competition in our markets. Recent federal legislation in the United States allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers, including any of the regional Bell operating companies, choose to enter or expand their activities in the teleconferencing market in the United States.

Moreover, there are no significant regulatory barriers to enter the foreign markets we serve in Australia, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, or the United Kingdom, and competitors may enter at any time. To the extent that our customers or potential customers choose to do business with these competitors, their entry into our markets would adversely affect our ability to grow our conferencing volumes and generate revenue.

Our common stock price has been highly volatile, and we expect this volatility to continue.

The market price of our common stock is highly volatile and may decline further. For example, from January 1, 2002 through September 30, 2003 our stock price ranged from a high of $8.68 to a low of $.65, and closed on September 30, 2003 at $2.22. On January 27, 2004 our common stock closed at $2.22. We anticipate that the volatility of our common stock price may continue due to factors such as:

•	Actual or anticipated fluctuations in results of our operations.

•	Changes in or failure to meet securities analysts’ expectations.

•	Changes in market valuations of other teleconferencing companies.

•	Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.

•	Introduction of new services by us or our competitors.

•	Conditions and trends in the teleconferencing industry and related technology industries.

•	Future sales of our common stock by warrant and option holders, including sales by the selling shareholders listed in this prospectus.

These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

Provisions of our articles of incorporation and agreements we have entered could delay or prevent a change in control of ACT.

Certain provisions of our articles of incorporation, and certain agreements we have entered, may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

•	Authority of the board of directors to issue preferred stock.

•	Prohibition on cumulative voting in the election of directors.

•	Election of directors by class for terms of three years.

•	Limitations on the ability of third parties to acquire us by their offer of a premium price to selected shareholders.

•	Agreements with key executives which provide special termination payments in the event of a change in control.

•	A share rights plan that enables shareholders to dilute an acquiring person’s investment through the shareholders’ purchase of a large number of shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” and similar expressions. Our actual results could differ materially from those included in forward-looking statements. Factors that could contribute to these differences include those matters discussed in “Risk Factors” and elsewhere in this prospectus.

In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions, or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

The cautionary statements made in this prospectus are intended to be applicable to all forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

USE OF PROCEEDS

All of the shares sold in this offering will be sold by one of our shareholders. Except for the potential exercise of warrants, we will not receive any proceeds directly from the sale of the shares offered in this prospectus.

The selling shareholder currently holds warrants to purchase a total of 300,000 shares of our common stock at an exercise price of $2.50 per share. In the event the selling shareholder exercises all of these warrants, we would receive proceeds of $750,000. The warrants held by the selling shareholder expire on October 15, 2008. Thus, we may not receive any significant proceeds from exercise of the warrants in the near future. We intend to use any proceeds we receive from the exercise of warrants for working capital and general corporate purposes.

SELLING SHAREHOLDER

The shares registered for sale under this prospectus are comprised of an aggregate of 150,000 shares of common stock issued in connection with the settlement of a lawsuit against us by the selling shareholder, and an aggregate of 300,000 shares underlying warrants issued in connection with the settlement.

Assuming the selling shareholder sells all of the shares listed in this prospectus, the selling shareholder will hold no shares of our common stock following completion of this offering.

Beneficial ownership includes shares owned and shares that the shareholder has the right to acquire within 60 days. All of the shares listed as underlying warrants are immediately acquirable and thus are beneficially owned by the selling shareholder. However, we have no control over when, if ever, the selling shareholder may exercise the warrants held by such selling shareholder.

Name of Selling Shareholder	Shares Beneficially Owned Before Offering	Shares Currently Outstanding and Being Registered in Offering	Warrant Shares Being Registered in Offering	Total Shares Being Registered in Offering
CapEx. L.P. (1)	450,000	150,000	300,000	450,000

Total

(1)	The shares and warrants held by CapEx were issued in accordance with the settlement of certain litigation between us and CapEx. The warrants are exercisable for $2.50 per share and expire October 15, 2008.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The common stock currently trades on the Nasdaq National Market. Any sales by the selling shareholder may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We will not receive any proceeds from sales of any shares by the selling shareholder.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a Registration Statement on Form S-3 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC’s Web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

1. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 28, 1994.

2. The description of the rights to purchase our Series B Junior Participating Preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

3. Our annual report on Form 10-K for the year ended December 31, 2002;

4. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003;

5. Our current report on Form 8-K, filed with the SEC on May 21, 2003, regarding our results of operations for the first quarter of 2003 and our issuance of $7.3 million in senior secured subordinated notes.

6. Our current report on Form 8-K, filed with the SEC on July 24, 2003, regarding our launch of new web conferencing products.

7. Our current report on Form 8-K, filed with the SEC on November 3, 2003, as amended November 5, 2003 and December 19, 2003 regarding the appointment of new independent accountants.

8. Our current report on Form 8-K, filed with the SEC on November 20, 2003, regarding the press release related to third quarter 2003 earnings.

9. Our current report on Form 8-K filed with the SEC on January 16, 2004, regarding our private placement of common stock.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to ACT Teleconferencing, Inc., Attention: Chief Financial Officer, 1658 Cole Boulevard, Suite 130, Golden, Colorado 80401, telephone: (303) 235-9000.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

•	Conducted himself or herself in good faith,

•	Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation’s best interest, and

•	In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of shares offered hereby has been passed upon by Faegre & Benson LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of ACT Teleconferencing, Inc. appearing in ACT Teleconferencing, Inc’s. Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent and warrant agent is Computershare Trust Co., Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.